Exhibit 3.1

Certificate of Amendment
of the
Certificate of Incorporation
of
DGT Holdings Corp.

Under Section 805 of the Business Corporation Law

It is hereby certified that:

1.           The name of the corporation is DGT Holdings Corp. (the “Corporation”).  The name under which the corporation was formed is Del Electronics Corp.

2.           The Certificate of Incorporation of the Corporation was filed by the Department of State on October 26, 1954.

3.           The amendment of the Certificate of Incorporation effected by this certificate of amendment is to allow actions to be taken by written consent by shareholders holding the minimum number of shares required to approve actions if voted on at a properly held meeting of the shareholders of the Corporation.

4.           To accomplish the foregoing amendment, the Certificate of Incorporation of the Corporation is hereby amended by adding a new Article Thirteenth to read as follows:

“THIRTEENTH:  Notwithstanding any provisions in the By-Laws to the contrary, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”

5.           The Amendment of the Certificate of Incorporation was authorized by unanimous written consent of the Board of Directors of the Corporation followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at a special meeting of the Corporation’s shareholders duly called and held on August 15, 2012.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this 15th day of August, 2012.

DGT HOLDINGS CORP.

By:	/s/ Mark A. Zorko
Name:	Mark A. Zorko
Title:	Secretary and Chief Financial Officer